SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934


   Date of Report (Date of earliest event reported): April 18, 2005


                            SONEX RESEARCH, INC.
              (Exact name of registrant as specified in Charter)


         Maryland                  000-14465              52-1188993
      (State or other           (Commision file         (IRS employer
      jurisdiction of               number)           identification no.)
       incorporation)


                     23 Hudson Street, Annapolis, MD 21401
                    (Address of principal executive offices)


                              (410) 266-5556
             (Registrant's telephone number, including area code)


                                    N/A
         (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the
following   provisions  (see  General  Instruction  A.2.  below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






ITEM 8.01 - OTHER EVENTS
On April 18, 2005, the Registrant posted the following announcement on its website (www.sonexresearch.com):


                     LOCAL SONEX SHAREHOLDERS FILE LAWSUIT;
                       COMPANY CALLS IT A MISUNDERSTANDING


ANNAPOLIS, MARYLAND, April 18, 2005 - SONEX RESEARCH, INC. (OTC BB: SONX), a leader in the field of combustion technology, announced that it was served last week with a lawsuit filed by three Maryland shareholders alleging the fraudulent transfer of ownership of the Company's patents to its officers. Sonex vehemently denies the allegations, and asserts instead that these shareholders have misunderstood the facts concerning recent actions taken by management to keep Sonex in operation during a period of cash flow difficulties, and that the Company maintains title to its patents.

Plaintiffs Robert T. Emmet of Annapolis, Sidney L. Gulick, III of Adelphi, and Robert Martin, Jr. of Myersville, filed a Complaint in the Circuit Court for Anne Arundel County against Sonex, Dr. Andrew A. Pouring, Chairman of the Board, CEO and President, and George E. Ponticas, CFO, Secretary and director. The Plaintiffs seek a $1 million judgment in their favor for alleged violations of Maryland law regarding actions by directors who have a financial interest in a particular transaction or contract approved by the Board. Dr. Pouring and Mr. Ponticas currently are the only officers and members of the Board of Directors of Sonex, as a vacancy in the Board has existed since November 2004.

Sonex notes that the lawsuit seeks damages only for the three shareholders, not for the benefit of any other shareholder or creditor.

At issue is the grant by the Company of a security interest in its patents to Dr. Pouring, Mr. Ponticas, and Michael I. Keller, the consultant who serves as the Company's Director of Business Development and technical program manager, disclosed by Sonex in a Form 8-K filed with the SEC in March 2005. The Company continues to experience cash flow problems and has been unable for an extended period of time to keep current with its compensation payments to its officers and Mr. Keller. Steps were needed to insure that key personnel would continue to provide services and make loans to Sonex in order for the Company to remain in operation. Thus, the Board of Directors took this action to secure payment of compensation being deferred on an ongoing and future basis, new loans made to the Company, and additional personal financial guaranties by Dr. Pouring of Company credit card obligations.

Dr. Pouring states "We have acted for the mutual benefit of the Sonex, its creditors, its shareholders, and ourselves, to keep the Company in operation. We intend to see that Sonex fulfills its obligations under current military contracts, and are doing everything we can to take advantage of potential business opportunities and generate additional revenues to create shareholder value and satisfy outside creditors. I regret that our fellow shareholders thought it necessary to take legal action rather than permit us to address what appears to be a misunderstanding, and I hope we will be able to resolve this matter without damage to the Company." A response to the Complaint is currently due by May 13, 2005.

Sonex reports that from January through March 2005, the first security interest in the patents applies to total accumulated financial obligations of approximately $157,000, consisting of loans received of $37,000 from Mr. Keller, $5,000 from Dr. Pouring, and $5,000 from Mr. Ponticas, unpaid compensation of approximately $92,000, and new personal guaranties of Company credit card obligations of approximately $18,000.


About Sonex

Sonex Research, Inc., a leader in the field of combustion technology, is developing its patented Sonex Combustion System (SCS) piston-based technology for in-cylinder control of ignition and combustion, designed to increase fuel mileage and reduce emissions of internal combustion engines. Sonex plans to complete development, commercialize and market its Sonex Controlled Auto Ignition (SCAI) combustion process to the automotive industry to improve fuel efficiency of gasoline powered vehicles. Additionally, independent third-party testing has confirmed the potential of the SCS application for direct-injected diesel engines to significantly reduce harmful soot in-cylinder without increasing fuel consumption. Other SCS designs are being used to convert gasoline engines of various sizes to operate on safer, diesel-type "heavy fuels" for use in military and commercial applications requiring light weight and safe handling and storage of fuel, such as in UAVs (unmanned aerial vehicles).


Caution Regarding Forward-Looking Statements

"Forward-looking" statements contained in this announcement, as well as all publicly disseminated material about the Company, are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act. Such statements are based on current expectations, estimates, projections and assumptions by management with respect to matters such as commercial acceptance of the SCS technology, the impact of competition, and the Company's financial condition or results of operations. Readers are cautioned that such statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. Additional information regarding the risks faced by Sonex is provided in the Company's periodic filings with the Securities and Exchange Commission under the heading "Risk Factors". Such filings are available upon request from the Company or online in the EDGAR database at www.sec.gov.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


April 18, 2005

SONEX RESEARCH, INC.
Registrant


/s/ George E. Ponticas
----------------------
George E. Ponticas
Chief Financial Officer and Secretary